AKOUSTIS
SMART SELECTIVITY SOLUTIONS

Purchase Order

Date: 20-Jun-17
P.O. #: AK1000441

Supplier: AIXTRON, Inc.
1139 Karlstad Drive
Sunnyvale, CA 94089

Ship to: Akoustis Manufacturing New York, Inc.
5450 Campus Drive
Canandaigua, NY 14424

Contact: Christof Sommei
C.Sommerhalter@aixtron.com
Brian Dlugosch
B.Dlugosch@a

Contact: Shawn Gibb
sgibb@akoustis.com
(704) 877-8570
Ship Method: Ex-works

Line Item	QTY	Unit	Description	Ship Date	Unit Price	Line Total
1	1	EA	Aixtron deposition hardware per Quotation number: 211917V (Dated May 10, 2017)	8/31/2017	$ 2,100,000.00	$ 2,100,000.00
						$ -
						$ -
					Total	$ 2,100,000.00

Comments:

Quotation was amended to include negotiated changes to purchase terms and conditions. The $630,000 amount being converted satisfies the 30% down payment required in the terms and conditions and shall be deducted from the above total. Purchase to be made pursuant to the sales terms and conditions attached hereto.

Notes:

1. Early shipment may be authorized pending notification and agreement by Akoustis.
2. Purchase order number must appear on all invoices and correspondence.
3. Please notify us immediately if the ship date will not be met.

Approved by Board Consent 6-08-17

By:/s/ Cindy C. Payne

Cindy C. Payne, CFO 06-20-17
Authorized by *Date*

F-005.A

SALES TERMS AND CONDITIONS

Delivery: 6 months after:

- Date of the order confirmation issued by AIXTRON,
- Terms of payments have been met by customer
- Full definition of the configuration of the equipment

Price: Ex works (Incoterms 2010) Herzogenrath, Germany, exclusive of all taxes and import duties.

Installation and start up is only included if specified.

Terms of payment: 30% of the purchase price upon acceptance by AIXTRON of the customer's order, payable upon the presentation of AIXTRON's order confirmation and invoice.

60% of the purchase price, payable against presentation of the factory acceptance test certificate, from the customer's acceptance of the equipment at AIXTRON's facilities in Herzogenrath, Germany, but no later than 30 days after the scheduled acceptance of the equipment at AIXTRON's facilities in Herzogenrath, Germany, in case acceptance of the equipment at AIXTRON's facilities in Herzogenrath, Germany cannot be performed for reasons caused by the customer.

10% of the purchase price upon signed final acceptance of the equipment at the customer's facility, payable against presentation of the Final Acceptance Certificate, but no later than 90 days after the scheduled shipment, in case final acceptance cannot be performed for reasons caused by customer.

If any additional costs occur for which the customer is required to reimburse AIXTRON, the customer will be invoiced separately, and the payment is due within 30 days of the date of invoice.

Validity of quotation: June 15, 2017

Terms and conditions: AIXTRON Sales Terms and Conditions.
The terms and conditions of this quotation supersede those of AIXTRON's Sales Terms and Conditions as attached. AIXTRON's Sales Terms and Conditions shall apply, where this quote is silent.

Order acceptance is subject to the controls of the European Union (EU), including but not limited to, acts EG 881/2002 and EG 2580/2001.

Directives: The equipment is designed and manufactured in compliance with the following EC directives:

Machinery Directive 2006/42/EC
Low Voltage Directive 2014/95/EU

Electromagnetic Compatibility Directive 2014/30/EU

Note:
CE compliancy and product liability of Seller to Purchaser expire in the case of:

a) any alteration, addition, or attachment to or modification of the equipment by the Purchaser or any other parties not authorized in writing in advance by AIXTRON, including use of parts not authorized by AIXTRON, or

b) non-compliance of the operating conditions with environmental specifications provided by the AIXTRON relative to proper installation and operation of the equipment, or

c) non-compliance of the operation conditions of the equipment with specifications provided by the AIXTRON relative to proper operation

Warranty:

Failure of any parts, other than by customer error, will be replaced free of charge for a period of 12 months after the technical installation and 2nd ATP, provided that AIXTRON is notified within the 12 month period.

Quartz and graphite parts, filters, lamp heaters, O-rings, consumables and contaminated parts are excluded from the warranty.

If the technical installation and 2nd ATP is delayed by the customer by more than 60 days from the date of dispatch then the 12 months will be calculated from the end of the 60 day period.

Customer assistance is requested in fitting components when practical.

Installation and commission:

The customer is responsible for the unpacking and siting of the purchased equipment, and the provision of services in accordance with the AIXTRON SE diagram.

The installation schedule is to be agreed with the customer two months before dispatch. If for any reason the customer is unable to adhere to the agreed schedule, this may result in a lengthy delay. If the installation is delayed whilst the installation engineer is on-site for reasons attributable to the customer, AIXTRON may recall the engineer and request additional payment to cover the costs incurred.

Confirmation of service details will be provided upon receipt of contract.

Installation includes the re-assembly of the system, calibration, functional testing, and leak testing. Access to a helium leak system is required. The system price includes costs for AIXTRON

engineers to install the system, including all transportation and subsistence expenses. Technical acceptance, i.e. 2nd ATP certificate, has to be signed prior to start of commissioning.

Commissioning includes a demonstration of the material specification agreed between the customer and AIXTRON. The system price includes costs for the AIXTRON engineer to commission the system by AIXTRON engineers, including all transportation and subsistence expenses. The quoted cost is exclusive of materials. The customer shall supply the materials necessary for the completion of system commissioning. AIXTRON will inform the customer of acceptable source materials for commissioning. Prior to commencing the commissioning, AIXTRON will require an audit of the available characterization equipment.

It is expected that the process demonstration will take place between two and three weeks after the technical installation of the AIXTRON system. The customer is responsible for ensuring that all the necessary characterization equipment is available in order to demonstrate the specification.

After successful demonstration of the agreed material specifications, customer and AIXTRON will sign off the Final Acceptance Certificate.

If the installation and acceptance test cannot be completed within 90 days from scheduled shipment of the purchased equipment due to reasons caused by customer or end user, customer agrees to sign off the Final Acceptance Certificate on or before the 91st day from the scheduled shipment date of the purchased equipment. Even under these circumstances AIXTRON shall still complete the system installation and commissioning as specified in this quotation. The schedule of installation and acceptance tests shall be renegotiated in mutual agreement in such case.

However, if the installation and acceptance tests for the system(s) included in the contract cannot be completed within six (6) months from the scheduled shipment date of the system(s), unless such delay is (i) agreed to in writing , or (ii) caused by Seller, or (iii) caused by a Force Majeure, Seller shall be reimbursed for the additional costs for the installation and commissioning of the system(s). Upon expiry of the period of six (6) months stated above, Purchaser or, if applicable, End User may ask Seller to quote for the installation and commissioning of the system for an additional charge.

Transport requirements:

If ex works shipping terms are quoted, customer will organize and pay for transport to a main European airport. Furthermore it is the customer's responsibility to organize and pay for freight and insurance from the main European airport to delivery at the customer's premises. Goods must be shipped via an international

airport which must accommodate cargo aircraft. It is the customer's responsibility to advise AIXTRON SE of any import license or duty-free requirements and any preferred routing at time of placing order. AIXTRON SE will do their best to accommodate such requests but cannot be held liable should this not be possible due to costs, time constraints or any other reason. Should any delays be caused by use of a freight forwarder nominated by the customer, the customer agrees to extend the letter of credit if required and will not hold AIXTRON SE liable for any contractual penalties. In all cases, it is the customer's responsibility to organize and pay for customs clearance, duty and taxes inclusive referring storage charges. For equipment dimensions, please refer to the installation plan.

Additional delivery information concerning Incoterm ex works

With March 25th, 2013 regulations regarding air freight delivery are valid in the EU (EU reg. 300/2008 and EU reg. 185/2010). These regulations refer to airfreight export supply chain out of or via German and European airports.

If ex works shipping terms are quoted, customer latest has to announce two weeks before shipment their freight forwarder to AIXTRON. It is under customer's responsibility that the assigned forwarder is certified as "Regulated Agent" according to the above mentioned EU-regulations. AIXTRON reserves the right to retain the goods in case the customer's freight forwarder does not comply with these regulations. AIXTRON cannot be held liable for any delays and costs arising from such case and may request additional payment to cover its additional costs incurred.

AIXTRON SE, AIXTRON Ltd. and AIXTRON, Inc.
SALES TERMS AND CONDITIONS

1. General Conditions of Sale

1.1. These Sales Terms and Conditions ("T&C") govern the sale by AIXTRON SE, or, as the case may be, AIXTRON Ltd. ("Seller") or, as the case may be, AIXTRON, Inc. ("Seller") to the purchaser ("Purchaser") of the equipment, systems and components described in Seller's quotation to Purchaser as modified by Seller's purchase order confirmation (if any) or modified by a final proposal accepted by Seller in writing ("Product"). Any reference herein to "process specifications" or "performance specifications" shall be deemed to mean the specifications accepted by the Parties in writing.

1.2. These T&C constitute an essential element of the contractual relationship between the Seller and the Purchaser ("Contract"). Sales are expressly made conditional on the Purchaser's acceptance to these T&C. The provisions of the T&C may be amended only by a written document signed by both parties.

2. Payment Terms and Conditions

2.1. Unless otherwise expressly agreed in writing, prices are set forth herein EXW (ex works) Herzogenrath, Germany, as per INCOTERMS published by the International Chamber of Commerce as amended from time to time, and shall be exclusive of all taxes, in particular VAT (if applicable) which shall be invoiced separately. Costs for the installation and the commissioning of the Product are only included in the purchase price if explicitly accepted by Seller in writing. Unless otherwise agreed between the parties in writing, payment is due thirty (30) days after presentation of the invoice by the Seller. The Purchaser shall pay in particular, but not limited to, the following expenses if incurred by Seller: taxes, duties, tariffs, customs charges, insurance, freight, cartage, and warehousing in accordance with EXW (ex works) INCOTERMS.

2.2. If any additional costs occur for which Purchaser is required to reimburse Seller, Purchaser will be invoiced separately, and the payment is due with presentation of invoice.

2.3. In the event that any payments required to be made hereunder are not made within thirty (30) days after notification to Purchaser of the amount then due, interest shall accrue on said outstanding balance at the rate of 9 percentage points above the basis interest rate of the European Central Bank but Seller's right to claim higher damages shall not been affected thereby. Purchaser shall pay any attorney's fees and/or other costs incurred by Seller in collecting any payment in arrears hereunder.

2.4. In case the delivery of the Product cannot be performed due to reasons the Purchaser is responsible for, especially if the Purchaser' site or facilities are not ready for moving in the Product at the date of the scheduled shipment, Seller reserves the right to claim all additional costs from Purchaser that are caused by Purchaser's delay, such as storing and preserving costs; alternatively the Seller shall be entitled to claim liquidated damages in the amount of EUR 150.00 net per day of delay.

3. Governmental Authorizations

3.1. Purchaser shall be responsible for obtaining and maintaining any required IMPORT CERTIFICATES, END-USER CERTIFICATES or any other governmental authorization in a timely manner. Seller will apply for any required EXPORT LICENSE. Purchaser and Seller shall reasonably assist each other. Seller shall not be liable if any authorization of any government authorization is delayed, denied, rescinded, restricted or not renewed for reasons Seller is not responsible.

3.2. In the event that it becomes obvious that a necessary export license will not be granted by the German government within a reasonable period of time, the Seller is entitled to withdrawal from the contract with immediate effect.

4. Delay or Non-performance

4.1. The shipping date communicated to Purchaser is approximate only. A shipment made within a reasonable time before or after the date specified for shipment shall be deemed to be a timely shipment. Seller agrees to make best efforts to ship within the time stated, but Seller shall not be liable for failure to ship or delay in shipment, or failure or delay in the performance of other obligations due unforeseeable circumstances beyond the Seller's control, e.g. an act of god or Force Majeure. Force Majeure shall mean natural disasters (storm, earthquakes, floods), fire, explosion, accidents, wars, rebellions, riots, civil commotion or public strike, acts of public enemies.

4.2. If the Purchaser refuses to or does not perform its obligations to co-operate with Seller (e.g. by unfounded refusal of acceptance of shipment) despite a warning notice, Seller may claim liquidated damages in the amount of eight percent (8 %) of the purchase price. Seller's further statutory rights shall remain unaffected.

5. Installation; Commission

If Seller agreed in writing to install the Product at Purchaser's site or any other site as agreed upon in writing, the following shall apply:

a) Purchaser shall make adequate preparations at the installation site, including space, electrical power, conduiting, and environmental conditions in accordance with Seller's specifications and installation requirements. Seller will provide installation specifications and requirements if any, no later than four (4) weeks after execution of the Contract. If, in Seller's reasonable judgement, the installation site is not adequately prepared prior to the shipment of the Product due to Purchaser's default, Purchaser shall reimburse Seller for any and all expenses (including, without limitation, travel, labor and storing and preserving the Product) incurred by Seller and resulting from such delay in installation prior to installation.

b) Purchaser hereby authorizes and empowers Seller to perform or cause to be performed the services necessary to install, inspect, test and repair the Product. Such services shall be performed between the hours of 8:00 am and 5:00 pm on normal business days, excluding Saturdays, Sundays and holidays; any expense resulting from the performance of such services during excluded time periods at Purchaser's request or from use of outside contractors for any reason for the performance of any such services that is normally performed by Seller, shall be paid by Purchaser. Purchaser further authorizes Seller to make or cause to be made, at Purchaser's expense, any changes in or alterations to the Product requested by Purchaser or made necessary by any changes in Purchaser's premises affecting the performance of the Product.

6. Acceptance Tests and Certificates

6.1. For each Product a total of three (3) acceptance tests ("Acceptance Test" or "First/Second/Third Acceptance Test or Final Acceptance Test") will be performed. Following successful completion of each acceptance test Seller and Purchaser shall sign off an acceptance certificate ("Acceptance Certificate").

For Upgrades, however, unless otherwise agreed upon in writing, only one (1) Final Acceptance Test will be performed.

6.2. The First Acceptance Test shall be performed at the site of the Seller's factory after production of the Product and shall show that the Product meets the agreed specifications related to system hardware, software, and basic functionality. The Second and Third Acceptance Test shall be performed after installation of the Product at the Purchaser's facility and shall show that the Product meets the agreed specifications related to hardware and software. The Product is released for the start of the Third Acceptance Tests only upon signature of the Second Acceptance Certificate by both parties. All Acceptance Tests shall be performed in the presence of the representatives of the Seller and the Purchaser. The Seller will invite Purchaser by written notice in due time to perform the First Acceptance Test. However, if Purchaser does not send any of its staff to the First Acceptance Test other than as a result of a Force Majeure, the Seller shall perform the First Acceptance Test on its own, and the First Acceptance Certificate then will be signed off solely by Seller.

If and to the extent the Purchaser is not the end-user that will use the Product, any statements that are issued by the end-user in connection with any of the Acceptance Tests, in particular any Acceptance Certificate signed by the end-user, shall be binding on the Purchaser.

6.3. The date of the First Acceptance Test will be reasonably determined by the Seller after the Product has been produced.

6.4. If the Second Acceptance Test cannot start within sixty (60) days from the scheduled shipment of the Products due to reasons for which the Purchaser is responsible (including reasons caused by an end user) other than as a result of a Force Majeure, the Purchaser agrees to sign off the Second Acceptance Certificate on or before the 61st day from the scheduled delivery date of the Product. If the Second and Third Acceptance Tests cannot be completed within ninety (90) days from the scheduled shipment of the Product due to reasons for which the Purchaser (or the end-user, as the case may be) is responsible other than as a result of a Force Majeure, the Purchaser agrees to sign off the Third Acceptance Certificate on or before the 91st day from the scheduled Delivery Date of the Product. Even under these circumstances the Seller shall complete the installation and the commissioning of the Products as specified.

6.5. However, if the installation and acceptance tests for the system(s) included in the contract cannot be completed within six (6) months from the scheduled shipment date of the system(s), unless such delay is agreed to in writing by or caused by Seller or a Force Majeure, Seller shall be reimbursed for the additional costs for the installation and commissioning of the system(s). Upon expiry of the period of six (6) months stated above, Purchaser or, if applicable, End User may ask Seller to quote for the installation and commissioning of the system for an additional charge.

6.6. If an Acceptance Test has been successfully completed Seller and Purchaser shall sign off the respective Acceptance Certificate. The Acceptance Test shall be deemed to have been successfully completed when the agreed test items and/or agreed specifications listed in the checklist have been demonstrated with no or only minor defects or deviations.

For the purposes hereof, "minor defects" or "minor deviations" shall be those defects or deviations which will not affect or only insignificantly affect the function of the Product.

Any (minor and non-minor) defects and/ or deviations from the agreed specifications observed during the performance of an Acceptance Test shall be recorded in the Protocol; and Seller shall be required to rectify any such defects and/or deviations without undue delay. Any other warranty rights of the Purchaser, in particular any further claims for damages, shall be excluded.

7. Release to Purchaser

The Product shall be released to Purchaser only when the Third Acceptance Test has been completed successfully at Purchaser's Site and demonstration of the process specifications by Seller´s and/or Purchaser´s personnel. In case Purchaser´s personnel is partly involved in demonstration of specifications as evidenced in a writing signed by Seller, Purchaser shall provide daily information on the processes and/or results to Seller. In case Purchaser uses the Product, without obtaining written release of Seller, prior to a successful Third Acceptance Test and final payment, Seller reserves the right to reject any claim related to warranty, start up and performance demonstrations for final acceptance.

8. Warranty

Warranty claims (claims for defects) of the Purchaser assume that the latter inspects the Products without delay following receipt, and notifies Seller of any visible defects without delay after examining the Product, or any hidden defects without delay following their discovery, giving specific details of the defect in writing (cf. Sec. 377 German Commercial Code (HGB)).

Warranty claims are excluded in case of a slight deviation from the agreed characteristics of the Products, or if the usability of the Product is only insignificantly impaired. Should any Product be defective, the Seller, at its discretion, shall have the right to repair or replace the defective Product. Purchaser's claims shall be excluded in regard to the expenditure incurred for the purpose of subsequent performance (repair or new delivery), in particular the costs of transportation, road tolls, labor and the cost of materials, in so far as such expenses are increased because the Product supplied has been brought to a location that is different from the original location without Seller's knowledge and the Purchaser shall pay to Seller all those additional expenses.

The Purchaser does not have warranty claims against the Seller if the defect is caused by

a) any alteration, addition, or attachment to or modification of the Product not authorized in writing in advance by Seller;

b) movement of the Product after installation without the prior written consent of the Seller;

c) electrical influences to the Product caused by factors not under control by Seller;

d) non-compliance with environmental specifications related to proper installation of the Product;

e) normal wear and tear; or

f) without limitation, neglect, misuse, repair, or maintenance by any party other than Seller not authorized in advance by Seller, accidents, failure of electrical power, air conditioning, humidity control, or acts not within the reasonable control of Seller.

Any warranty claims of Purchaser shall become statute-barred within twelve (12) months of the date of the Third Acceptance Certificate. The German statutory periods of limitation shall apply in regard to claims for defects if the statutory warranty period is longer than twenty-four (24) months, in the case of damage caused intentionally or grossly negligently, in case of fraudulent concealment of a defect by Seller or in case of the violation of a guarantee by Seller..

9. Limitation of Liability

Damages resulting from defects of the Product or from other reasons, including consequential and indirect damages, in particular lost profits, shall be excluded unless Seller has caused such defects intentionally, based on gross negligence or through culpable infringement of material contractual obligations (i.e. obligations, the fulfilment of which by the Seller the Purchaser may rely on). This limitation of liability shall also apply to any claims for reimbursement of expenses due to defects. Seller's liability in the case of negligence shall, however, be limited to the typical contractual, foreseeable damage of the Purchaser. The statutory provisions to claims arising from European Product Liability Acts (as applicable), in cases of willful intent, in the case of injury to life, bodily injury and damage to health or based on a guarantee granted by Seller with respect to the existence of a particular characteristic (a quality guaranty) shall apply. In so far as Seller's' liability is excluded or limited, the latter shall also apply to the personal liability on the part of all Seller's employees, agents, representatives and officers. Regarding the statute of limitations for any damage claims of the Purchaser, clause 9 shall apply mutatis mutandis. In regard to any claims arising from the German Product Liability Act or based on injury to the body, the health or life, the statutory periods of limitation shall apply.

10. Retention of Title

Seller reserves ownership and title in the system(s) supplied until such time as all payments for the system(s) have been paid in full. The Purchaser shall be obliged to handle the Product with care, and it shall in particular be obliged to adequately insure it against damage and losses caused by fire, water and theft, at the reinstatement value, at its own expense.

The Purchaser shall continue to be entitled to collect such receivables, even following assignment. Seller shall, however, be authorized to collect the receivable itself if the Purchaser no longer complies with its payment obligations arising from the proceeds realized or falls into arrears with payment, or if an application for institution of insolvency proceedings has been filed or it ceases payments. In such cases, Seller may require the Purchaser to disclose to it the receivables assigned, and the respective debtors, provide it with any details necessary for collection, hand over to it the associated documentation and notify the debtor(s) (third parties) of the assignment. Seller shall, however, only be entitled to collect the receivable if nothing to the contrary is contained in the German Insolvency Regulations (InsO), if applicable. Should the Product delivered have been supplied prior to payment of any amounts owed by the Purchaser arising from the contract, it shall, in so far as permissible under the law pertaining to the laws governing the Product, remain Seller' property until such time as payment is made in full. Should such law not permit retention of ownership, however should it permit Seller to reserve any other rights in the Product, Seller may exercise any rights of this nature. The Purchaser shall be obliged to co-operate in regard to any measures taken by Seller in order to protect its right of ownership or any alternative right in the Product substituting the right of ownership.

11. Cancellation

Purchaser agrees that an order under an executed contract shall in no event be subject to cancellation by Purchaser except by prior written consent of Seller and then only after Seller has been fully compensated for any and all damages resulting from such cancellation, including but not limited to lost profits, cost for work performed and materials used and such other costs, expenses or claims that Seller may elect to pursue.

12. Non-Solicitation of Employees

Neither the Purchaser nor any entity acting on its behalf shall solicit directly for employment any person employed by the Seller for a period of two (2) years after the consummation of the sale.

13. Indemnification (Injury)

13.1. To the extent that Seller's agents, employees or subcontractors enter upon premises occupied by or under the control of Purchaser in the course of performance hereunder, Purchaser shall take all necessary precautions to prevent the occurrence of any injury, including death, to any person, or any damage to any property, arising out of any acts or omissions of such agent, employees, or subcontractors.

13.2. Except to the extent that any such injury or damage is due to Seller's negligence, Purchaser shall indemnify and hold Seller harmless against all losses, claims, liabilities, and expenses, including reasonable attorney's fees, arising out of any act or omission of Purchaser, its agents, employees or subcontractors, and Purchaser shall maintain such Public Liability, Property Damage, and Employee's Liability and Compensation Insurance (collectively "Insurance") as will protect Seller from any claims under any applicable Occupational Health and Safety, Workman's Compensation, and Occupational Disease Acts. Upon Seller's request, Purchaser shall provide Seller with evidence of such Insurance.

14. Confidentiality

14.1. The confidentiality agreement entered into between the parties shall apply to this Contract.

14.2. In case Seller and Purchaser have not entered into a confidentiality agreement prior to the execution of this Contract, confidential information shall be protected as follows:
"Confidential Information" shall mean any business, marketing, technical, scientific, financial or other information; products, specifications or any other technical matters, designs, plans, drawings, software, prototypes, devices, inventions, improvements, process technique, test results, know-how, items of proprietary equipment and samples, of a party or its affiliated companies, which (i) at the time of disclosure is designated as confidential (or a like designation), (ii) is disclosed in circumstances of confidence, or (iii) would be understood by the parties, exercising reasonable business judgment, to be confidential. The term "Confidential Information" shall further mean and include (i) all analyses, reports, summaries, forecasts, studies and other documents which were prepared by one of the parties or a Representative of a party or any of its affiliates and are in whole or in part derived from Confidential Information or contain or reflect Confidential Information, and (ii) the existence of this Contract, the intention of the parties to explore and establish a business relation, the fact that a party received or requested Confidential Information, the fact that the parties are conducting negotiations and/or talks and what is being discussed during such negotiations and/or talks.

In order for certain information to be considered Confidential Information, it is not relevant whether such information is or was furnished orally, in writing, electronically or in any other manner or whether the information became known or was seen during a visit at the operational site of the other party.

However, information shall not qualify as Confidential Information if such information (i) was at the time of disclosure by the disclosing party to the receiving party in the possession of the receiving party as shown by written records of the receiving party, without being subject to any duty of confidentiality; (ii) was at the time of use or disclosure by the receiving party, lawfully and independently available to or possession of the receiving party, not as a result of any unauthorized act or omission on the part of the receiving party or any third party; (iii) was developed by the receiving party independently of and without use of the Confidential Information disclosed by the disclosing party; (iv) was already publicly available prior to its receipt from the disclosing party, or becomes publicly available thereafter without breach of this Agreement; (v) was rightfully received by the receiving party from a third party without a duty or confidentiality; (vi) was approved for release in writing by the disclosing party; or (vii) was required to be disclosed by the receiving party pursuant to any order of competent court or administrative or governmental authority.

For term of two (2) years from the date on which this Contract has entered into force, but in any event not before a period of one year has expired after the date of Third Acceptance, each receiving party will (i) ensure that it and its affiliates and Representatives will keep all Confidential Information in strictest confidence and that it and its affiliates and Representatives will use all Confidential Information solely for the purposes of exploring, preparing and implementing the business relationship of both parties; (ii) not directly or indirectly duplicate or use any Confidential Information of the disclosing party, except as reasonably required to accomplish the purposes set forth in this Contract; (iii) not directly or indirectly disclose without the prior written consent of the disclosing party any Confidential Information disclosed to it by the disclosing party, other than to its affiliates and Representatives of the receiving party which reasonably require knowledge of such Confidential Information to accomplish the purposes set forth in this Contract. The receiving party shall ensure that each of its affiliates and Representatives maintains in strictest confidence all Confidential Information disclosed to such affiliates and Representative. Notwithstanding the foregoing, any affiliates or Representative receiving Confidential Information as well as the Confidential Information itself will explicitly be communicated to the disclosing party upon request of the disclosing party. Furthermore, (iv) each receiving party will inform the other party without undue delay if it or any of its Representatives becomes aware or has reason to assume that third parties have gained unauthorized access to Confidential Information.
For the purposes of this Contract, the term "Representatives" shall mean any of the parties' or affiliates' members of the management board or board of directors, employees or advisors (including, but not limited to, lawyers, auditors and financial advisors) or any appointed agents.

15. IP; Software- and Hardware-Licenses

15.1. All rights in drawings, designs, photographs and similar materials provided to the Purchaser in connection with the Product or the contractual relationship between the Parties shall be and shall remain at all times with the Seller.

15.2. The Seller hereby grants to the Purchaser a non-exclusive, transferable, royalty-free right to use the CACE/AIXACT software programs AIXcontrol, AIXedit, AIXlog, AIXana, CACE/PLC, CACE/SLC and the

optional driver software modules (e.g. EpiTune, Epison, etc.) and documentation delivered herewith ("Programs") at one workstation in connection with (and only in connection with) the Equipment sold to Purchaser by the Seller the Seller, so long as $5,000 is paid to Seller for the license transfer within 100 days of the license transfer date.

Purchaser is permitted to use the Programs only in connection with the Product and only on one workstation. Purchaser may not rent, lease or distribute copies of the Programs to third parties. Purchaser may not modify or translate the Programs without the prior written consent of the Seller. Purchaser may not reverse assemble, reverse compile, or otherwise attempt to create source code from the Programs.

Purchaser may make one (1) copy of the Programs for backup purposes, but Purchaser shall not sublicense, assign, delegate or otherwise transfer the Programs (or any part thereof) or the license granted hereby or any of the related rights or obligations for any reason. Any attempt to make any such sublicense, assignment, delegation or other transfer by Purchaser shall be void.

The Programs are copyrighted. Purchaser may not copy any Program (including without limitation any related documentation) except to provide a backup copy and to load the Programs into the computer as part of executing the Programs. Any and all other copies of the Programs made by Purchaser are in violation of this license unless expressly permitted by this Contract.
The Purchaser shall not and shall not allow to analyse, reverse engineer, or otherwise attempt to derive the composition, structure, or underlying information of the Programs, unless explicitly permitted by statutory laws.

15.3. The quotation (or, if accepted, the purchase Contract) includes a license and license fees for the Seller patented or licensed components of the Product (Vent-Run switching, manifold, gas inlet chamber, reactor cell, gas foil rotation, scrubber). The license applies only to the particular Product of this Contract and is limited to the use of the Product by Purchaser only the Seller. There is no license to manufacture market or sell patented components.

16. <u>Indemnification (Intellectual Property)</u>

The Seller warrants that the structure of the hardware of the Equipment sold to Purchaser does not infringe any patent, copyright, trademark or other intellectual or industrial property right.

The Seller shall indemnify and hold Purchaser harmless from all costs and expenses, including settlement or judgement arising out of any infringement claim or suit filed, by a third person, which asserts that the structure of the hardware of the Equipment sold to Purchaser by the Seller infringes the patent, trademark, copyright, or other intellectual property right (collectively, "Intellectual Property Rights") of such third person; provided, however, that Purchaser shall provide the Seller with reasonable notice of such claim or suit and with the opportunity to defend such claim or suit. It is expressly provided, by way of example but not limitation, that the Seller <u>shall not</u> indemnify Purchaser for claims or suits by a third person which assert that such third person's Intellectual Property Rights have been infringed through or by: (i) the method of operation of the Equipment, other than generic use to control the technical features as provided by the hardware and related operational software of the Equipment; (ii) the processes used in the Equipment; (iii) the materials and/or devices produced using the Equipment; or (iv) the structure of the hardware of the Equipment, if such structure has been modified by Purchaser (or a third person), customized by Purchaser (or a third person), and/or used or combined in any manner with (whether by Purchaser or a third person) hardware and/or software other than Seller hardware and/or Seller software (collectively, "Non-the Seller Products"), unless such Non-the Seller Products have been supplied to Purchaser by the Seller or the use by Purchaser of such Non-the Seller Products has been approved in advance, in writing, by the Seller.

Purchaser shall indemnify and hold Seller harmless from (and Purchaser shall release the Seller from and not assert any claim or suit against the Seller) any suits, claims, costs, liabilities or expenses incurred or suffered by Purchaser arising from any claim by a third person of infringement of patent, copyright, trademark, or other proprietary right or intellectual property right, at common law or otherwise, or claim of unfair trade or of unfair competition, arising from or otherwise occasioned by, (i) the method of operation of the Equipment, other than generic use to control the technical features as provided by the hardware and related operational software of the Equipment; (ii) the processes used in the Equipment; (iii) the materials and/or devices produced using the Equipment; or (iv) the structure of the hardware of the Equipment, if such structure has been modified by Purchaser (or a third person), customized by Purchaser (or a third person), and/or used or combined in any manner with (whether by Purchaser or a third person) hardware and/or software other than the Seller hardware and/or the Seller software (collectively, "Non-the Seller Products"), unless such Non-the Seller Products have been supplied to Purchaser by the Seller or the use by Purchaser of such Non-the Seller Products has been approved in advance, in writing, by the Seller.

Purchaser warrants, and legally solely is responsible for, that any kind of re-sale and/or delivery of the Equipment will not be executed to a country if this will violate any country's export control laws or export and import regulations.

17. Data Protection

The Seller adheres with the applicable data protection laws. It will collect, use, process and transfer personal data only to the extent necessary for the performance of this contract or allowed by applicable law.

18. Compliance

18.1. Purchaser agrees to adhere to the Compliance Code of AIXTRON SE and the AIXTRON Conflict Minerals Policy, which can both be found on Seller's homepage (www.aixtron.com), if and to the extent that the provisions contained therein apply to the Purchaser. Purchaser shall inform its employees, suppliers, subcontractors and other agents of the principles described in this Clause 18 and impose similar obligations on its employees, suppliers, subcontractors and other agents.

18.2. Within the scope of its entrepreneurial responsibility Purchaser commits itself to materially comply with all applicable labor rules in the manufacture of products and the provision of services and, to its knowledge, will not allow forced labor or child labor and declares that there will be no intentional discrimination based on gender, ethnic origin, color, religion, sexual orientation, disability or age.

18.3. Purchaser shall promptly report to Seller any actual or suspected violations of legal provisions or any of the provisions contained in this Clause 18 by Purchaser which may have an impact on Seller or a member of the AIXTRON group, either directly or indirectly. If Seller suspects that any of the described principles or requirements is not being complied with, Seller shall be entitled to see all written information concerning such matter.

18.4. In the event of any violation of the principles and requirements described in this Clause, Seller reserves the right to require Purchaser carry out corrective actions within a reasonable period. In particular in case of a serious violation (e.g. criminal offence) or a matter which may bring Seller or a member of the AIXTRON group into disrepute, Seller shall be entitled to immediately terminate the Contract. This right is without prejudice to any other rights and remedies that Seller may have under this Contract or available under law.

19. Governing Law; Arbitration

19.1. This Contract and any non-contractual obligations in connection therewith shall be governed by and construed in accordance with the laws of the Federal Republic of Germany excluding its conflicts of laws rules and excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG).

19.2. All disputes arising out of or in connection with the Contract including its existence, validity or termination shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (ICC) without recourse to the ordinary courts of law. The place of arbitration is Frankfurt am Main, Germany. Temporary relief (*einstweiliger Rechtsschutz*) before the courts of the competent jurisdiction shall remain unaffected. The number of arbitrators is three (3). The language of the arbitral proceedings is English. The parties undertake to keep confidential (i) all awards obtained in the arbitration, (ii) all materials submitted or created for the purposes of the arbitration and (iii) all other documents produced by a party, in each case of (i) to (iii) except and to the extent that information or documents are (x) already lawfully in the public domain, or (y) disclosure thereof may be required by a party to comply with mandatory law or to protect or pursue.

20. Miscellaneous

20.1. Any provision of this Contract may be amended or cancelled only by a written agreement duly executed by each of the parties and explicitly referring to this Contract. The same applies to change or cancellation of this clause requiring written form.

20.2. General terms and conditions or purchase conditions of the Purchaser (if any) are not applicable to the Contract.

20.3. Any statutory rights of the Purchaser to set-off counterclaims against the claims of the Seller for payment are hereby excluded, except where the counterclaim of the Purchaser has either been finally determined by court or arbitration, as applicable hereunder, or recognized by the Seller in writing.

20.4. Except as set forth herein, the Purchaser may not assign, delegate or otherwise transfer in whole or in part any of its rights or obligations under this Contract without the prior written consent of the Seller. § 354a of the German Commercial Code (HGB) shall remain unaffected.

20.5. By signing this Contract each of the undersigned confirms that he/she is authorized to enter into this Contract and undertakes, in the event of non-authorization, to personally discharge the duties of the party on whose behalf he/she has signed this Contract.

20.6. All communications, declarations, notices etc. are to be drawn up exclusively in the English language. Communications by means of e-mail or fax fulfill the requirement of being in writing.

Should any provision of this Contract, or any provision incorporated into this Contract in the future, be or become, either in whole or in part, void, ineffective or unenforceable, this shall not affect the validity, effectiveness and enforceability of the other provisions of this Contract. In such event the parties shall agree on and give effect to such valid, effective and enforceable provision or provisions that comes or come as close as legally possible to the commercial intention of the parties pursued with the void, invalid or unenforceable provision. The same shall apply in the event that this Contract contains any gaps.